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EXHIBIT 99.1

CONTACT:
John Vlautin Live Nation 310-867-7127 johnvlautin@livenation.com	Bill Douglass Brainerd Communicators 212-986-6667 douglass@braincomm.com

MICHAEL COHL TRANSITIONS TO CONSULTANT ROLE WITH LIVE NATION

Los Angeles, Calif. — June 20, 2008 — Live Nation (NYSE: LYV) announced today that Michael Cohl has transitioned to a consultant role from his post as Chief Executive Officer of the company’s Live Nation Artists division, effective immediately. Mr. Cohl has also resigned as a member of Live Nation’s Board of Directors.

“Michael’s contributions to the formation of Live Nation Artists have been immeasurable,” said Michael Rapino, President and Chief Executive Officer of Live Nation. “With his vision and guidance we have signed historic deals with JAY-Z and Madonna, whose ‘Sticky & Sweet’ tour is currently selling tickets at a record breaking pace around the world. We are also nearing completion of our proposed long-term agreement with U2. The foundation of Live Nation Artists is firmly established and I thank Michael for agreeing to stay with the company as a consultant.”

“Live Nation’s strategy and execution remain on track as we are committed to acquiring additional artists’ rights beyond the concert tour, including unified rights deals with select artists,” continued Mr. Rapino. “At the same time, we continue to take a disciplined financial approach and are focused on expanding cash flow and margins and increasing value for shareholders. We will continue to build out our integrated model as we selectively look to add more artists that can feed our core concert pipe.”

Michael Cohl commented:  “I am extremely proud of what we have accomplished thus far at Live Nation Artists. We have built a division whose current strategy we believe is set to unlock great value for our shareholders and our artists.  I look forward to continuing to work closely with Michael Rapino, and remain committed to further growing Live Nation’s enterprise value as a consultant to the company.”

ABOUT LIVE NATION:
Live Nation is the future of the music business. With the most live concerts, music venues and festivals in the world and the most comprehensive concert search engine on the web, Live Nation is revolutionizing the music industry: onstage and online. Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV.” Additional information about the company can be found at www.livenation.com under the “About Us” section.